EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 1, 2023, relating to the consolidated financial statements of ACM Research, Inc. and subsidiaries (the “Company”) appearing in its Annual Report on Form 10-K for the year ended December 31, 2024.

ArmaninoLLP
San Ramon, California

March 3, 2025